Exhibit 99.1

FLEETWOOD REPORTS FINANCIAL RESULTS FOR
FISCAL 2008 FOURTH QUARTER, FULL YEAR

Riverside, Calif., June 26, 2008— Fleetwood Enterprises, Inc. (NYSE:FLE) announced today financial results for its fiscal 2008 fourth quarter and full year ended April 27, 2008.

Consolidated Results
Consolidated revenues for the quarter declined 26 percent to $363.5 million from $488.3 million in last year’s fourth quarter. Benefiting from profitable asset dispositions, the Company reported $18.0 million in consolidated operating income compared to a consolidated operating loss of $12.1 million in the fourth quarter of the prior year. Net income from continuing operations for the quarter totaled $21.7 million, or $0.30 per share, compared to a net loss from continuing operations of $32.0 million, or $0.50 per share, for the corresponding quarter of the prior year. Non-recurring asset dispositions during the quarter generated $24.1 million of gains on previously announced real estate sales, while the prior-year quarter included $9.6 million of expenses primarily related to restructuring of the travel trailer division, partially offset by real estate gains.

“Beyond the one-time events, our operating results reflect, in part, the work we’ve done to reduce overhead expenses in response to a lower revenue base in the face of continued weakness in manufactured housing and an increasingly challenging environment in recreational vehicles,” said Elden L. Smith, Fleetwood’s president and chief executive officer. “Our cost-containment initiatives yielded a 24 percent reduction in operating expenses for the most recent quarter to $55.4 million from $72.7 million in the prior-year period. Industry-wide sales for the motor home and travel trailer industries are down substantially calendar year to date. This is clearly the result of volatile and rising fuel prices and the crisis in the home mortgage market, which have driven consumer confidence to its lowest mark in 16 years. The drop in volume has been most notable in Class A motor homes, triggering a swing for the motor home division from a substantial operating profit last year to an operating loss this year.”

Results for the full fiscal year were increasingly affected by these same issues as the year progressed. Consequently, consolidated revenues for fiscal year 2008 were down 14 percent to $1.66 billion from $1.92 billion in the same period last year. Operating income for the year, however, was $17.8 million, reflecting cost reductions and non-recurring gains, compared to an operating loss of $57.8 million in fiscal 2007. Net income from continuing operations for fiscal 2008 was $2.9 million, or $0.05 per share, compared to a net loss from continuing operations of $78.0 million, or $1.22 per share, for the same period last year.

RV Group Quarterly Results
The RV Group generated operating income of $5.6 million for the fourth quarter compared to a $12.1 million operating loss in the comparable period of the prior year. Current-year results included an $8.8 million gain on the previously announced sale of an RV supply plant.

The motor home division incurred an operating loss of $2.2 million in the quarter compared to operating income of $11.5 million in the same quarter last year, due to a 32 percent drop in revenues and a shift away from higher-margin Class A products. The travel trailer division generated operating income of $0.9 million, which included the benefit from a reduction to warranty reserves of $3.9 million, prompted by better-than-expected warranty experience and reduced volumes. In the prior year, the division incurred an operating loss of $23.4 million, including $10.2 million in restructuring costs, on revenues that were 27 percent higher.

“The travel trailer division has made progress in many of its key metrics,” Smith said, “and we will continue to make further adjustments in that division until it achieves consistent profitability. In the motor home division, we have seen an improvement in shipments and market share of both the lower-priced and fuel-efficient Class C categories that we specifically targeted last year, as well as some of our Class A products. While it is our intention to engage in minimal discounting in this highly competitive environment, the outlook for the RV industry remains quite challenging, at least for the balance of this calendar year and into the spring of 2009. Accordingly, we will continue to carefully manage our production and overhead costs going forward, while working to maintain or improve our market share.”

Housing Group Quarterly Results
The Housing Group remained profitable for the quarter despite a further reduction in revenues, earning $0.5 million in operating income compared with $2.1 million in the prior year. Quarterly revenues were $106.3 million, off 9 percent compared with the prior year’s $117.1 million. The modular division accounted for 8 percent of sales versus none in the prior year.

“The manufactured housing industry shows no immediate sign of a turnaround,” Smith said. “We continue to battle stiff competition from foreclosed site-built homes, as well as the turmoil in the mortgage industry and sluggishness in our traditional retiree market. Despite the immediacy of these concerns, we do not believe they fundamentally alter the positive long-term outlook for a business that provides affordable housing in this country. We are operating above breakeven at current depressed sales levels and continue to be opportunistically poised in the regions and markets in which we participate to take advantage of any recovery. Meanwhile, Trendsetter Homes, our modular division, is carefully but successfully growing its business in the military and commercial fields. We are placing greater emphasis on this sector and have begun to allocate incremental resources to more aggressively pursue additional contracts.”

Discontinued Operations
On May 12, 2008, the Company completed the sale of Fleetwood Folding Trailers, Inc. The folding trailer division’s revenues and results are now accounted for as discontinued operations, and the financial statements for prior years have been restated accordingly.

Balance Sheet Changes
As of fiscal year end, cash and investments were $100 million, up from both the third quarter and the prior year. This includes $33.5 million from the sale of the corporate headquarters complex, a portion of which the Company is now leasing, and the sale of an RV supply plant. The remaining increase came from improved working capital utilization, primarily reductions in inventory levels.

On June 25, 2008, the Company completed a public offering for 12 million shares of its common stock that raised almost $39 million in net proceeds, which will be used to repurchase a portion of the $100 million 5% convertible senior subordinated debentures and for general corporate purposes. The holders of the debentures are expected to exercise their right to require Fleetwood to repurchase them at par on December 15, 2008, and the Company has the flexibility to redeem them with cash, by issuing common stock, or through a combination of both. The Company also plans to pursue additional sales of idle real estate as well as real estate financing on certain unencumbered facilities to provide additional redemption funding as well as liquidity for ongoing operations.

Corporate Outlook
“We expect sales to remain soft in the manufactured housing business and very challenging in recreational vehicles until fuel prices and home values stabilize and consumer confidence begins to recover,” Smith said. “However, we continue working to improve our share of available sales through enhanced, more competitive product offerings and better dealer relations.

“We believe that Fleetwood Financial Services, a previously announced strategic RV wholesale and retail financing alliance with Bank of America, the largest lender in the industry, will play an important role in supporting our efforts and differentiating us from our competition in the RV industry,” Smith continued.

RV dealers seem likely to conservatively manage their inventories in the coming months, especially for motor homes. Such conservatism has resulted in lower production volumes so far in the first fiscal quarter. This has led to costs related to short work weeks and layoffs that will negatively impact near-term margins. Operating expenses are expected to show continued year-over-year declines, although at a reduced rate compared with recent quarters.

“Overall, despite expectations of a challenging fiscal 2009, we are confident that the changes we continue to make in all sectors of our Company will enable us to weather current conditions and to capitalize on an upturn,” Smith concluded.

Conference Call
The Company will host a conference call with interested parties at 10:30 a.m. PDT/1:30 p.m. EDT on Thursday, June 26, 2008. The call will be broadcast live on the Company’s website, www.fleetwood.com under Investor Relations, and over the Internet at www.streetevents.com and www.earnings.com.

About Fleetwood
Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements, including those regarding our outlook for the RV and housing industries, the effect of Fleetwood Financial Services on our competitive position, our pursuit of modular business, our ability to meet the upcoming $100 million obligation with cash, and our expectation for first quarter revenues and results, reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that we will regain sustainable profitability in the foreseeable future; the effect of ongoing weakness in both the manufactured housing and the recreational vehicle markets; the effect of a decline in home equity values, volatile fuel prices and interest rates, global tensions, employment trends, stock market performance, availability of financing generally, and other factors that can and have had a negative impact on consumer confidence, which may reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing debt obligations; our ability to obtain, on reasonable terms if at all, the financing we will need in the future to execute our business strategies and to meet the repayment terms of our outstanding convertible debt instruments, including the 5% convertible senior subordinated debentures; potential dilution associated with equity financings we may undertake to raise additional capital and the risk that the equity pricing may not be favorable; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the volatility of our stock price; repurchase agreements with floorplan lenders, which could result in increased costs; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions; and the highly competitive nature of our industries.

All financial information is unaudited and subject to possible adjustment prior to the finalization of the Company’s Annual Report on Form 10-K.

(tables to follow)

Fleetwood Enterprises, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	April 27, 2008	April 29, 2007	April 27, 2008	April 29, 2007
Net Sales:
RV Group	$257,259	$371,240	$1,163,041	$1,400,886
Housing Group	106,288	117,075	496,939	518,461
	363,547	488,315	1,659,980	1,919,347

Cost of products sold	313,765	418,151	1,410,133	1,654,370
Gross profit	49,782	70,164	249,847	264,977

Operating expenses	55,360	72,674	262,474	310,269
Other operating (income) expenses, net	(23,557)	9,608	(30,460)	12,487
	31,803	82,282	232,014	322,756

Operating income (loss)	17,979	(12,118)	17,833	(57,779)
Other income (expense):
Investment income	733	1,201	4,459	5,902
Interest expense	(4,664)	(6,784)	(23,010)	(25,557)
Other, net	-	-	-	18,530

	(3,931)	(5,583)	(18,551)	(1,125)
Income (loss) from continuing operations
before income taxes	14,048	(17,701)	(718)	(58,904)
Benefit (provision) for income taxes	7,660	(14,268)	3,637	(19,109)
Income (loss) from continuing operations	21,708	(31,969)	2,919	(78,013)

Loss from discontinued operations, net	(2,805)	(7,249)	(3,932)	(11,948)

Net income (loss)	$18,903	$(39,218)	$(1,013)	$(89,961)

	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted

Net income (loss) per common share:
Income (loss) from continuing operations	$0.34	$0.30	$(0.50)	$(0.50)	$0.05	$0.05	$(1.22)	$(1.22)
Loss from discontinued operations	(0.05)	(0.04)	(0.11)	(0.11)	(0.07)	(0.07)	(0.19)	(0.19)

Net income (loss) per common share	$0.29	$0.26	$(0.61)	$(0.61)	$(0.02)	$(0.02)	$(1.41)	$(1.41)

Weighted average common shares	64,257	72,965	64,058	64,058	64,228	64,582	63,933	63,933

Fleetwood Enterprises, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	April 27, 2008	January 27, 2008	April 29, 2007
ASSETS

Cash and cash equivalents	$58,262	$20,088	$52,127
Restricted cash and investments (A)	41,877	24,990	24,161
Receivables	102,420	112,930	118,334
Inventories	139,813	172,503	162,944
Other current assets	40,649	47,109	53,273
Total current assets	383,021	377,620	410,839

Property, plant and equipment, net	146,573	154,277	185,454
Deferred taxes, net	45,909	42,362	42,577
Other assets	50,067	54,605	64,301
Total assets	$625,570	$628,864	$703,171

LIABILITIES & SHAREHOLDERS' EQUITY

Accounts payable	$27,701	$32,720	$49,625
Employee compensation and benefits	32,253	32,098	47,018
Other short-term borrowings	9,568	8,362	7,314
5% convertible senior subordinated debentures	100,000	100,000	-
Other current liabilities	109,621	127,024	142,689
Total current liabilities	279,143	300,204	246,646

5% convertible senior subordinated debentures	-	-	100,000
6% convertible subordinated debentures	160,142	160,142	160,142
Other long-term debt	16,145	17,482	17,508
Other non-current liabilities	83,873	85,403	92,868
Total non-current liabilities	260,160	263,027	370,518

Total shareholders' equity	86,267	65,633	86,007

Total liabilities and shareholders' equity	$625,570	$628,864	$703,171

(A)
Includes $16.8 million of restricted cash proceeds from a real estate sale pledged in connection with the Company's secured credit facility. The restriction lapsed on May 23, 2008, following the completion of the substitution of alternative real estate collateral.

Fleetwood Enterprises, Inc.
CONDENSED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	4/27/2008	4/29/2007	4/27/2008	4/29/2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$21,708	$(31,969)	$2,919	$(78,013)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization expense	4,446	6,430	19,538	25,074
Stock-based compensation	2,508	976	5,141	3,438
Gain on sale of property, plant and equipment	(24,084)	(561)	(32,487)	(4,325)
Deferred taxes, net	(7,700)	11,136	(4,887)	14,721
Other non-cash items	479	(1)	286	(15,763)
Changes in assets and liabilities:
Inventories	32,690	18,545	23,131	5,076
Other assets and liabilities, net	(5,495)	31,717	(44,689)	18,447

Net cash provided by (used in) operating activities	24,552	36,273	(31,048)	(31,345)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases and sales of investments, net	(292)	(298)	(1,237)	(1,085)
Purchases of property, plant and equipment, net	(793)	(2,083)	(6,019)	(7,752)
Proceeds from sale of property, plant and equipment	32,739	3,149	59,699	12,398
Change in restricted cash	(16,790)	--	(16,790)	--

Net cash provided by investing activities	14,864	768	35,653	3,561

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in short-term borrowings	1,171	2,420	1,984	(341)
Changes in long-term debt	(1,302)	(1,263)	(1,093)	(5,512)
Redemption of convertible subordinated debentures	--	--	--	(30,385)
Proceeds from exercise of stock options	--	234	872	1,063

Net cash provided by (used in) financing activities	(131)	1,391	1,763	(35,175)

CASH FLOWS FROM DISCONTINUED OPERATIONS:

Net cash provided by (used in) discontinued operations	(1,111)	3,159	(494)	(8,523)

Foreign currency translation adjustment	--	815	261	469

Increase (decrease) in cash	38,174	42,406	6,135	(71,013)

Cash at beginning of period	20,088	9,721	52,127	123,140

Cash at end of period	$58,262	$52,127	$58,262	$52,127

Fleetwood Enterprises, Inc.
BUSINESS SEGMENT AND UNIT SHIPMENT INFORMATION
(Dollar amounts in thousands)
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	April 27, 2008	April 29, 2007	April 27, 2008	April 29, 2007
REVENUES:
Motor homes	$189,862	$278,201	$919,578	$961,925
Travel trailers	61,383	83,725	219,014	391,310
RV supply	6,014	9,314	24,449	47,651
RV Group	257,259	371,240	1,163,041	1,400,886
Housing Group	106,288	117,075	496,939	518,461
	$363,547	$488,315	$1,659,980	$1,919,347

OPERATING INCOME (LOSS):
Motor homes	$(2,176)	$11,489	$14,767	$12,122
Travel trailers	855	(23,420)	(16,765)	(65,301)
RV supply	6,896	(131)	4,998	1,598
RV Group	5,575	(12,062)	3,000	(51,581)
Housing Group	507	2,099	8,608	(2,557)
Corporate and other	11,897	(2,155)	6,225	(3,641)
	$17,979	$(12,118)	$17,833	$(57,779)

UNITS SOLD:
Recreational vehicles -
Motor homes	1,716	2,386	7,804	8,496
Travel trailers	3,145	4,566	10,926	22,035
	4,861	6,952	18,730	30,531

Housing -
HUD	2,631	3,057	12,337	13,257
MOD	220	-	759	-
	2,851	3,057	13,096	13,257

Total Company shipments	7,712	10,009	31,826	43,788

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